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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
NTN Communications, Inc. and Subsidiaries

We consent to the incorporation by reference in the registration statements (No. 333-122024, No. 333-60814, No. 333-17247, No. 333-12777 and No. 033-95776) on
Form S-8 and in the registration statements (No. 333-111538, No. 333-105429, No. 333-51650, No. 333-80143, No. 333-69383, No. 333-40625, and No. 33-42350) on
Form S-3 of NTN Communications, Inc. and subsidiaries of our report dated March 11, 2005 on the consolidated financial statements and financial statement schedule appearing in the Annual Report on Form 10-K of NTN Communications, Inc. and subsidiaries as of and for the year ended December 31, 2004.


                                             /s/ HASKELL & WHITE LLP


Irvine, California
March 15, 2005